Exhibit 99.1

Inovio Pharmaceuticals Prices

$65.0 Million Convertible Senior Notes Offering

PLYMOUTH MEETING, Pa., February 14, 2019 — Inovio Pharmaceuticals, Inc. (NASDAQ:INO) announced today the pricing of its offering of $65.0 million aggregate principal amount of 6.50% convertible senior notes due 2024 (the “notes”). The notes will be sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the notes is expected to close on February 19, 2019, subject to customary closing conditions. Inovio also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $20.0 million aggregate principal amount of notes.

The notes will be senior unsecured obligations of Inovio and will accrue interest payable in cash semi-annually in arrears at a rate of 6.50% per annum. The notes will mature on March 1, 2024, unless earlier converted, redeemed or repurchased. Prior to the close of business on the business day immediately preceding November 1, 2023, the notes will be convertible at the option of the holders only upon the satisfaction of certain circumstances. Thereafter, the notes will be convertible at the option of the holders at any time until the close of business on the scheduled trading day immediately before the maturity date. Upon conversion, Inovio will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. The initial conversion rate will be 185.8045 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $5.38 per share), subject to adjustment upon the occurrence of specified events.

Inovio may not redeem the notes prior to March 1, 2022. On or after March 1, 2022, Inovio may redeem all, or any portion, of the notes for cash if the last reported sale price per share of Inovio’s common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before Inovio sends the related redemption notice; and (ii) the trading day immediately before the date Inovio sends such redemption notice. The redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Inovio estimates that the net proceeds from the offering will be approximately $62.7 million (or approximately $82.1 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Inovio. Inovio intends to use the net proceeds from the offering for general corporate purposes, including clinical trial expenses, research and development expenses, general and administrative expenses and manufacturing expenses, and for other business development activities.

The offer and sale of the notes and the shares, if any, issuable upon conversion of the notes have not been and will not be registered under the Securities Act or applicable state securities laws, and the notes and such shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any shares issuable upon conversion of the notes, nor shall there be any sale of the notes or such shares, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Inovio Pharmaceuticals, Inc.

Inovio is a late-stage biotechnology company focused on the discovery, development, and commercialization of DNA immunotherapies that transform the treatment of cancer and infectious diseases. Inovio’s proprietary platform technology applies next-generation antigen sequencing and DNA delivery to activate potent immune responses to targeted diseases. The technology functions exclusively in vivo, and has been demonstrated to consistently activate robust and fully functional T cell and antibody responses against targeted cancers and pathogens. Inovio has reported generating T cells whose killing capacity correlates with relevant clinical outcomes. Inovio’s most advanced clinical program, VGX-3100, is in Phase 3 for the treatment of HPV-related cervical pre-cancer. Also in development are Phase 2 immuno-oncology programs targeting head and neck cancer, bladder cancer, and glioblastoma, as well as platform development programs in hepatitis B, Zika, Ebola, MERS, and HIV. Partners and collaborators include MedImmune, Regeneron, Roche/Genentech, ApolloBio Corporation, The Wistar Institute, The Bill & Melinda Gates Foundation, the University of Pennsylvania, Parker Institute for Cancer Immunotherapy, CEPI, DARPA, GeneOne Life Science, Plumbline Life Sciences, Drexel University, NIH, HIV Vaccines Trial Network, National Cancer Institute, U.S. Military HIV Research Program, and Laval University.

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Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Inovio’s expectations regarding the completion of its proposed offering and the expected net proceeds therefrom. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions, the satisfaction of closing conditions related to the offering, and risks related to the application of the net proceeds, if any, from the offering, as well as risks and uncertainties associated with Inovio’s business and finances in general, and the other risks described in Inovio’s quarterly report on Form 10-Q for the quarter ended September 30, 2018. Inovio undertakes no obligation to update the statements contained in this press release after the date hereof.